Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We have issued our report dated October 14, 2011, with respect to the statement of assets acquired and liabilities assumed of Paragon Commercial Bank by Xenith Bank pursuant to the Purchase and Assumption Agreement dated July 25, 2011, between Xenith Bank and Paragon Commercial Bank, included in this Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statement of Xenith Bankshares, Inc. on Form S-8 (File No. 333-153118, effective August 21, 2008).

/s/ GRANT THORNTON LLP

Raleigh, North Carolina

October 14, 2011